Exhibit (s)(2)

Certified Resolution of the
Board of Trustees of
BlackRock Recovery Opportunity Trust (the "Trust")

        RESOLVED, that the Board of Trustees hereby authorizes each of Donald C. Burke, Anne F. Ackerley, Neal J. Andrews and Brendan Kyne, to sign the Registration Statement, any amendments thereto and any related registration statement filed pursuant to Rule 462(b) under the Securities Act on behalf of the Trust pursuant to a power of attorney, as contemplated by Rule 483(b) under the Securities Act.

        I, Donald C. Burke, hereby certify that the above Resolution was approved by the Board of the Trustees of the Trust on May 28, 2009.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certified Resolution as of this 24th day of July, 2009.

/s/ Donald C. Burke
Donald C. Burke
President and Chief Executive Officer of the Trust